Satish Dhanasekaran Joins Zebra Technologies Board of Directors

LINCOLNSHIRE, Ill. – May 15, 2023 – Zebra Technologies Corporation (NASDAQ: ZBRA), a leading digital solution provider enabling businesses to intelligently connect data, assets, and people, today announced the Board has elected Satish Dhanasekaran to the company’s Board of Directors, effective May 11, 2023. Dhanasekaran will join the Board’s Compensation Committee.
In May 2022, Dhanasekaran became the President and CEO of Keysight Technologies, a leading technology company that delivers advanced design, validation, and test solutions to help accelerate innovation to connect and secure the world.

“We welcome Satish Dhanasekaran and his 20 years of experience in the technology industry,” said Anders Gustafsson, Executive Chair, Zebra Technologies. “His success in transforming hardware-centric businesses to drive growth in both software and solutions will be valuable to Zebra’s Board.”

Dhanasekaran joined Agilent – Keysight’s predecessor company – in 2006 and has held a variety of roles at the company. Prior to his current role as President and CEO, he served as Keysight’s Senior Vice President and Chief Operating Officer, responsible for market and technology research, go-to-market functions and the development of new technologies and solutions. He and his team established Keysight’s leadership in 5G and made significant contributions to accelerate technology adoption in areas such as 400G, quantum, and electromagnetic spectrum operations.

“I am honored to join the Zebra Board of Directors,” said Dhanasekaran. “Zebra’s commitment to helping its customers digitize and automate workflows aligns well with my passion to advance technology adoption, and I look forward to contributing to the company’s continued success.”

Dhanasekaran sponsors Keysight’s participation on the United States Federal Communications Commission Technological Advisory Committee, is a member of the NextG Alliance and participates in other industry standards bodies and consortiums. Dhanasekaran holds a master’s degree in electrical engineering from Florida State University and an executive education certificate from The Wharton School of the University of Pennsylvania.

Dhanasekaran fills the vacancy created by the departure of Chirantan “CJ” Desai who resigned from the Board given his new responsibilities at ServiceNow. “We are grateful for the contributions CJ Desai has made to the Zebra Board during his nearly eight-year tenure, particularly his vision, insight and experience in some of our key vertical markets,” continued Gustafsson. “We wish him all the best in his expanded role at ServiceNow.”

ABOUT ZEBRA TECHNOLOGIES
Zebra (NASDAQ: ZBRA) helps organizations monitor, anticipate, and accelerate workflows by empowering their frontline and ensuring that everyone and everything is visible, connected and fully optimized. Our award-winning portfolio spans software to innovations in robotics, machine vision, automation and digital decisioning, all backed by a +50-year legacy in scanning, track-and-trace and mobile computing solutions. With an ecosystem of 10,000 partners across more than 100 countries, Zebra’s customers include over 80% of the Fortune 500. Newsweek recently recognized Zebra as one of America’s Most Loved Workplaces and Greatest Workplaces for Diversity, and we are on Fast Company’s list of the Best Workplaces for Innovators. Learn more at www.zebra.com or sign up for news alerts. Follow Zebra’s Your Edge blog, LinkedIn, Twitter and Facebook, and check out our Story Hub: Zebra Perspectives.

Investor Contact:
Michael Steele, CFA, IRC
Zebra Technologies
+1-847-518-6432
investorrelations@zebra.com

Media Contact:
Therese Van Ryne
Zebra Technologies
+1-847-370-2317
Therese.vanryne@zebra.com

Industry Analyst Contact:
Kasia Fahmy
Zebra Technologies
+1-224-306-8654
k.fahmy@zebra.com

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